SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 3, 2000
(Date of earliest event reported)

iBEAM BROADCASTING CORP.
(Exact name of Registrant as specified in its Charter)

Delaware	000-37258	94-3296895
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

645 Almanor Avenue, Suite 100 Sunnyvale, CA		94086
(Address of principal executive offices)		(Zip Code)

(408) 523-1600
(Registrant's telephone number, including area code)

(Former name or former address , if changed since last report)

EXPLANATORY NOTE:

           This amendment to the Report on Form 8-K originally filed with the Securities and Exchange Commission on October 18, 2000 (SEC File No. 000-30631) is being filed by the Registrant to update (i) the unaudited financial information of NextVenue Inc. ("NextVenue") as of June 30, 2000 and the six months then ended with unaudited financial information of NextVenue as of September 30, 2000 and the nine months then ended and (ii) the unaudited pro forma financial information of the Registrant as of June 30, 2000 and the six months then ended with unaudited pro forma financial information as of September 30, 2000 and the nine months then ended. In addition, this amendment is being filed to reflect, in the Registrant's pro forma combined financial information, the purchase price of $315.6 million as determined in accordance with EITF Issue No. 95-19, "Determination of the Measurement for the Market Price of Securities Issued in a Purchase Business Combination." Under EITF Issue No. 95-19, the value of the marketable equity securities is based on the market price of the securities over a reasonable period of time before and after the proposed transaction is announced (July 25, 2000 in the case of NextVenue). The average closing price per share of the Registrant's common stock used to value this transaction was $14.92 per share, representing the seven trading days during the period from July 20, 2000 to July 28, 2000. The original purchase price calculation was based on $6.34 per share using the closing date of the acquisition, October 3, 2000. The number of shares of the Registrant's common stock issued in connection with the NextVenue acquisition has not changed.

ITEM 2.                ACQUISITION OR DISPOSITION OF ASSETS.

          On October 3, 2000, Sarah Acquisition Corp. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of iBEAM Broadcasting Corporation (“iBEAM”), a Delaware corporation, merged with and into NextVenue Inc. (“NextVenue”), a Delaware corporation, pursuant to that certain Agreement and Plan of Reorganization, dated as of July 25, 2000, by and among iBEAM, Merger Sub, NextVenue and certain other parties (the “Merger” pursuant to the “Merger Agreement”). In accordance with the terms and conditions of the Merger Agreement, iBEAM will issue an aggregate of 21,621,621 shares of its common stock in exchange for all of the outstanding capital stock, options and warrants of NextVenue.  Pursuant to the terms of the Merger Agreement, each share of NextVenue capital stock will be exchanged for approximately 1.27775 shares of iBEAM’s common stock.  The terms of the Merger were determined pursuant to arm’s length negotiations.  Prior to the execution of the Merger Agreement, none of iBEAM or any of its affiliates, any of the directors or officers of iBEAM or any associate of such director or officer had any material relationship with NextVenue or its stockholders.

          The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated herein by reference to exhibit 2.1 filed with the Company's Form 8-K dated October 18, 2000.

          On October 4, 2000, iBEAM announced the closing of the Merger in a press release incorporated herein by reference to exhibit 99.1 filed with the Company's Form 8-K dated October 18, 2000.

ITEM 7.                 FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)	Financial Statements of Business Acquired

Report of KPMG LLP, Independent Accountants

NextVenue Inc.
Consolidated Balance Sheets as of December 31, 1998 (Predecessor Company) and
1999 and September 30, 2000 (unaudited)

NextVenue Inc.
Consolidated Statements of Operations for the year ended December 31, 1998
(Predecessor Company) and for the year ended December 31, 1999 and for the nine months ended September 30, 1999 (unaudited) and 2000 (unaudited)

NextVenue Inc.
Consolidated Statements of Divisional/Stockholders' Equity and Comprehensive
Loss for the year ended December 31, 1998 (Predecessor Company) and for the year ended December 31, 1999 and for the nine months ended September 30, 2000 (unaudited)

NextVenue Inc.
Consolidated Statements of Cash Flows for the year ended
December 31, 1998 (Predecessor Company) and for the year ended December 31,
1999 and for the nine months ended September 30, 1999 (unaudited) and 2000 (unaudited)

NextVenue Inc.
Notes to Consolidated Financial Statements

(b)	Pro Forma Financial Information.

Overview

Unaudited Pro Forma Combined Balance Sheet as of September 30, 2000

Unaudited Pro Forma Combined Statement of Operations for the nine months ended
September 30, 2000

Unaudited Pro Forma Combined Statement of Operations for the year ended
December 31, 1999

Notes to Unaudited Pro Forma Financial Information

(c)	Exhibits

The following exhibits are filed herewith:

	2.1*	Agreement and Plan of Reorganization dated as of July 25, 2000 by and among iBEAM Broadcasting Corporation, a Delaware corporation, Sarah Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of iBEAM Broadcasting Corporation, NextVenue Inc., a Delaware corporation, and certain other parties.

	23.1	Consent of KPMG LLP, Independent Accountants

	99.1**	Text of press release, dated October 4, 2000, titled “iBEAM Completes Acquisition of NextVenue.”

* Incorporated by reference to exhibit 2.1 filed with the Company's Form 8-K dated October 18, 2000.
** Incorporated by reference to exhibit 99.1 filed with the Company's Form 8-K dated October 18, 2000.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

iBEAM BROADCASTING CORPORATION
By:	/s/ GEOFF RIBAR

Geoff Ribar Vice President and Chief Financial Officer

Date: January 8, 2001

NEXTVENUE INC.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
NextVenue Inc.:

          We have audited the accompanying consolidated balance sheets of NextVenue Inc. and subsidiary as of December 31, 1998 (Predecessor Company) and 1999, and the related consolidated statements of operations, divisional/stockholders' equity and comprehensive loss and cash flows for the year ended December 31, 1998 (Predecessor Company) and for the year ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NextVenue Inc. and subsidiary as of December 31, 1998 (Predecessor Company) and 1999, and the results of their operations and their cash flows for the year ended December 31, 1998 (Predecessor Company) and for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

          As discussed in note 1 to the consolidated financial statements, effective January 1, 1999, NextVenue Inc. acquired the production services business of CNBC/Dow Jones Business Video (Predecessor Company). As a result of the change in control, the financial information for the period after the change in control is presented on a different cost basis than that for the period before the change in control and therefore is not comparable.

/s/ KPMG LLP

New York, New York
May 8, 2000

     NEXTVENUE INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	Predecessor Company December 31,	December 31,	September 30,
	1998	1999	2000
Assets
			(unaudited)
Current assets:
Cash and cash equivalents	$—	$3,894	$19,107
Accounts receivable, less allowance for doubtful accounts
of $0, $15 and $214, respectively	83	979	2,734
Prepaid expenses and other assets	—	286	341

Total current assets	83	5,159	22,182

Property and equipment, net	1,772	6,139	11,027
Goodwill and intangible assets, net	—	2,072	1,643
Deferred offering/merger costs	—	40	—
Deferred financing costs, net	—	239	179
Security deposits	—	861	1,029

Total assets	$1,855	$14,510	$36,060

Liabilities and Divisional/Stockholders’ Equity
Current liabilities:
Accounts payable	$1,341	$1,384	$2,007
Accrued expenses	—	439	2,729
Deferred revenues	—	69	590
Current portion of capital lease obligations	—	562	1,641

Total current liabilities	1,341	2,454	6,967

Long-term liabilities
Deferred rent	—	410	533
Contract liabilities	—	101	26
Stockholder loan-related party	—	1,000	—
Capital lease obligations, less current portion	—	898	2,085

Total liabilities	1,341	4,863	9,611

Divisional/Stockholder’s equity:
Series A convertible preferred stock, $0.01 par value;
3,500,000 shares authorized, 0, 3,436,648 and 3,436,648 shares issued and outstanding, respectively, with an
aggregate liquidation preference of $4.95 per share	—	34	34
Series B convertible preferred stock, $0.01 par value;
4,000,000 shares authorized, 0, 0 and 3,457,142 shares issued and outstanding, respectively, with an aggregate liquidation
preference of $17.50 per share	—	—	35
Common stock, $0.01 par value; 100,000,000 shares authorized,
0, 8,288,388 and 8,296,177 shares issued and outstanding,
respectively	—	83	83
Additional paid-in capital	—	16,360	45,095
Deferred stock compensation	—	(1,056)	(916)
Accumulated other comprehensive loss	—	(4)	(46)
Divisional equity/accumulated (deficit)	514	(5,770)	(17,836)

Total divisional/stockholders’ equity	514	9,647	26,449

Commitments and contingencies
Total liabilities and divisional/stockholders’ equity	$1,855	$14,510	$36,060

See accompanying notes to consolidated financial statements.

NEXTVENUE INC.

Consolidated Statements of Operations

 (In thousands, except per share data)

	Predecessor Company Year Ended December 31,	Year Ended December 31,	Nine Months Ended September 30,

	1998	1999	1999	2000

			(unaudited)
Revenues:
Revenue-third party	$1,496	$2,975	$1,483	$8,095
Revenue-related party	—	386	281	439

Total revenues	1,496	3,361	1,764	8,534

Cost of revenues, exclusive of $0, $32, $10 and $205
reported below as stock-based compensation	1,386	2,087	1,237	6,256

Gross profit	110	1,274	527	2,278
Operating expenses:
Research and development, exclusive of $0,
$2, $1 and $100 reported below as stock-based
compensation	538	652	449	1,762
Sales and marketing, exclusive of $0, $36, $7 and
$268 reported below as stock-based compensation	871	1,083	655	3,341
General and administrative, exclusive of $0, $6,
$3 and $86 reported below as stock-based
compensation	1,240	2,775	1,507	6,756
Amortization of goodwill and intangible assets	—	574	430	430
Write off of offering costs	—	—	—	594
Merger related costs	—	—	—	1,400
Stock-based compensation	—	76	21	659

Total operating expenses	2,649	5,160	3,062	14,942

Loss from operations	(2,539)	(3,886)	(2,535)	(12,664)
Other income (expense):
Interest income	—	188	124	882
Interest expense	—	(72)	(38)	(284)

Other income, net	—	116	86	598
Net loss	(2,539)	(3,770)	(2,449)	(12,066)
Non-cash preferred stock dividend	—	(2,000)	—	—

Net loss attributable to
common stockholders	$(2,539)	$(5,770)	$(2,449)	$(12,066)

Basic and diluted net loss per common share		$(0.73)	$(0.31)	$(1.46)

Shares used in basic and diluted net loss per
common share calculation		7,936	7,817	8,290

Unaudited pro forma basic and diluted net loss per share		$(0.60)		$(0.84)

Shares used in unaudited pro forma basic and
diluted net loss per share calculation		9,679		14,326

See accompanying notes to consolidated financial statements.

NEXTVENUE INC.

Consolidated Statements of Divisional/Stockholders' Equity and Comprehensive Loss

(In thousands, except share and per share data)

	Series A convertible preferred stock, par value $0.01		Series B convertible preferred stock, par value $0.01		Common stock par value $0.01		Additional paid-in capital	Deferred stock compensation	Other comprehensive loss	Divisional equity/ accumulated (deficit)	Total

	Shares	Amount	Shares	Amount	Shares	Amount

Balance at January 1, 1998 - Predecessor Company	—	$—	—	$—	—	$—	$—	$—	$—	$—	$—
Contributions from Parent, net	—	—	—	—	—	—	—	—	—	3,053	3,053
Net loss for the year ended December 31, 1998
Predecessor Company	—	—	—	—	—	—	—	—	—	(2,539)	(2,539)

Balance at December 31, 1998 Predecessor Company	—	$—	—	$—	—	$—	$—	$—	$—	$514	$514

Issuance of common stock to founders	—	$—	—	$—	6,000,000	$60	$40	$—	$—	$—	$100
Issuance of shares in connection with the acquisition of Interactive Desktop Video, LLC's Production Services Business	—	—	—	—	1,479,765	15	2,645	—	—	—	2,660
Issuance of common shares	—	—	—	—	808,623	8	1,992	—	—	—	2,000
Issuance of convertible preferred stock, net of issuance costs of $156	3,436,648	34	—	—	—	—	8,310	—	—	—	8,344
Issuance of warrants to a lessor	—	—	—	—	—	—	241	—	—	—	241
Deferred stock compensation	—	—	—	—	—	—	1,132	(1,132)	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	—	—	76	—	—	76
Non-cash preferred stock dividend	—	—	—	—	—	—	2,000	—	—	(2,000)	—
Comprehensive loss:
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(4)	—	(4)
Net loss for year ended December 31, 1999	—	—	—	—	—	—	—	—	—	(3,770)	(3,770)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	—	(3,774)

Balance at December 31, 1999	3,436,648	34	—	—	8,288,388	83	16,360	(1,056)	(4)	(5,770)	9,647

Issuance of convertible preferred stock, net of issuance costs of $2,006	—	—	3,457,142	35	—	—	28,209	—	—	—	28,244
Deferred stock compensation	—	—	—	—	—	—	519	(519)	—	—	—
Amortization of deferred stock compensation, net of forfeitures	—	—	—	—	—	—	—	659	—	—	659
Stock option exercises, net	—	—	—	—	7,789	—	7	—	—	—	7
Comprehensive loss:
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(42)	—	(42)
Net loss for the nine months
ended September 30, 2000	—	—	—	—	—	—	—	—	—	(12,066)	(12,066)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	—	(12,108)

Balance at September 30, 2000 (unaudited)	3,436,648	$34	3,457,142	$35	8,296,177	$83	$45,095	$(916)	$(46)	$(17,836)	$26,449

See accompanying notes to consolidated financial statements.

NEXTVENUE INC.

Consolidated Statements of Cash Flows

 (In thousands, except per share data)

	Predecessor Company Year Ended December 31,	Year Ended December 31,	Nine Months Ended September 30,

	1998	1999	1999	2000

			(unaudited)
Cash flows from operating activities:
Net loss	$(2,539)	$(3,770)	$(2,449)	$(12,066)
Adjustments to reconcile net loss to net cash used in
operating activities:
Amortization of deferred financing costs	—	2	—	60
Write off of deferred offering costs	—	—	—	594
Depreciation and amortization	443	670	370	2,234
Amortization of goodwill and other intangible assets	—	574	430	430
Stock-based compensation	—	76	21	659
Provision for doubtful accounts	—	15	—	199
Deferred rent	—	410	215	123
Changes in operating assets and liabilities, net of
effect of acquisition:
Accounts receivable	(83)	(994)	(545)	(1,954)
Prepaid expenses and other assets	—	(286)	(235)	(55)
Security deposits	—	(861)	(844)	(168)
Accounts payable	1,341	1,281	472	623
Accrued expenses and contract liabilities	—	338	156	2,214
Deferred revenues	—	69	109	521

Net cash used in operating activities	(838)	(2,476)	(2,300)	(6,586)

Cash flows from investing activities:
Purchase of property and equipment	(2,215)	(4,753)	(1,453)	(3,721)
Acquisition costs	—	(122)	(122)	—

Net cash used in investing activities	(2,215)	(4,875)	(1,575)	(3,721)

Cash flows from financing activities:
Contributions from parent, net	3,053	—	—	—
Proceeds from stockholder loan	—	1,000	1,000	—
Net proceeds from issuance of common stock	—	2,100	2,100	—
Proceeds from stock option exercises	—	—	—	7
Principal payments under capital lease obligations	—	(155)	—	(1,135)
Net proceeds from issuance of convertible preferred stock	—	8,344	6,388	27,244
Deferred offering costs	—	(40)	—	(554)

Net cash provided by financing activities	3,053	11,249	9,488	25,562

Effect of foreign exchange rate changes on cash and
cash equivalents	—	(4)	7	(42)

Net increase in cash and cash equivalents	—	3,894	5,620	15,213
Cash and cash equivalents at beginning of period	—	—	—	3,894

Cash and cash equivalents at end of period	$—	$3,894	$5,620	$19,107

Supplementary disclosure of cash flow information:
Interest paid	$—	$66	$—	$227

Supplementary disclosure of noncash information:
Computer equipment acquired under capital lease obligations	$—	$1,615	$155	$3,401

Issuance of common stock in connection with the
acquisition of Interactive Desktop Video, LLC's
Production Services Business	$—	$2,660	$2,660	$—

Issuance of warrants to lessor	$—	$241	$—	$—

Stockholder loan converted to 114,285 shares of Series B
convertible preferred stock	$—	$—	$—	$1,000

Cashless stock option exercises	$—	$—	$—	$12

See accompanying notes to consolidated financial statements.

NEXTVENUE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1998 (Predecessor Company) and 1999

(All information subsequent to December 31, 1999 is unaudited)

(1)  Summary of Operations and Significant Accounting Policies

           (a)  Summary of Operations and Basis of Presentation

           NextVenue Inc. (the "Company"), a Delaware corporation, was incorporated on November 18, 1998 to provide customers with integrated streaming media solutions for live and on-demand audio and video content over the Internet. The Company is a successor business to the production services business of CNBC/Dow Jones Business Video ("Production Services Business" or "Predecessor Company") which commenced operations in January 1998. On January 15, 1999, the Company purchased the Production Services Business from Interactive Desktop Video, LLC ("IDV"). IDV is a joint venture between MSNBC and Dow Jones.

           The purchase was effective as of January 1, 1999 for accounting purposes. Accordingly, the 1999 consolidated statement of operations includes the results from the acquisition of Interactive Desktop Video, LLC's Production Services Business from January 1, 1999 (effective date of acquisition) through December 31, 1999. As a result of the change in control, which resulted from the purchase and the application of purchase accounting, the financial information for the period after the change in control (year ended December 31, 1999) is presented on a different cost basis than that for the period before the change in control (year ended December 31, 1998) and, therefore, is not comparable. A black line has been placed to separate the respective financial statements which are not comparable.

           The Company's business for the period from November 18, 1998 through December 31, 1998 consisted of transactions related to initial capitalization and financing, which resulted in a net loss of approximately $6,000. Due to the immaterial loss, the Company's results of operations and cash flows from operating and financing activities for this period have been combined with the Company's results of operations and cash flows from operating and financing activities for the year ended December 31, 1999.

           The accompanying 1998 financial statements include the operations of the Production Services Business as part of IDV (on a carved out basis as discussed below) through December 31, 1998 (the "divisional statements"). The balance sheet as of December 31, 1998 represents the assets, liabilities and divisional equity of the Production Services Business as a part of IDV (on a carved out basis as discussed below). The divisional financial statements have been derived from the historical books and records of IDV. The balance sheet as of December 31, 1998 includes all assets and liabilities directly attributable to the Company, which are derived from historical cost information of IDV and which are presented at the carryover basis of IDV. The divisional statement of operations includes all revenues and expenses directly incurred for the Production Services Business, as well as charges for shared facilities, functions and services used by the Company. All such costs and expenses have been charged to the Company by IDV in the period in which the services were performed. Management believes that these allocations were made on a reasonable basis, however, the allocations of costs and expenses do not necessarily indicate the costs that would have been incurred by the Company on a stand-alone basis. Also, the financial statements may not necessarily reflect the financial position, results of operations and cash flows of the Company in the future or what the financial position, results of operations or cash flows would have been if the Company had been a separate, stand-alone company during the period presented.

NEXTVENUE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1998 (Predecessor Company) and 1999

(All information subsequent to December 31, 1999 is unaudited)

           Under the terms of the acquisition, which was accounted for as a purchase business combination, IDV received 1,425,000 shares of the Company's common stock and limited anti-dilution protection based on the Company raising additional equity financing of $5.9 million, such that IDV would continue to retain 15% of the equity of the Company, as defined. The Company issued IDV 1,425,000 common shares, plus an additional 54,765 shares of common stock pursuant to IDV's anti-dilution provision, all of which were valued at $2,660,000, as determined by an independent appraisal. The Company also incurred approximately $122,000 of acquisition costs in connection with this transaction. The Company obtained certain production and computer equipment, software, work force, customer base and non-compete agreements. In addition, the Company assumed certain contract liabilities from IDV. The purchase price in excess of the identifiable tangible assets and liabilities assumed in the amount of $2.6 million was allocated to goodwill and other intangible assets and is being amortized over a two-to-five year period, the expected period of benefit of the related intangibles.

           The following represents the allocation of the purchase price over the appraised values of the acquired assets and assumed liabilities of the Production Services Business as of January 1, 1999, the effective date of acquisition:

Assets acquired:
Production computer equipment	$441,000
Goodwill and intangible assets	2,646,000

3,087,000
Contract liabilities assumed	(305,000)

Purchase price	$2,782,000

           The following unaudited pro forma consolidated amounts give effect to the acquisition as if it had occurred on January 1, 1998:

Year Ended
December 31,
1998

Revenues	$1,496,000
Net loss	$(3,113,000)

           The above unaudited pro forma information is not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the period presented and should not be construed as being representative of future operating results.

NEXTVENUE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1998 (Predecessor Company) and 1999

(All information subsequent to December 31, 1999 is unaudited)

           (b) Principles of Consolidation

           The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, NextVenue Europe Limited. All significant intercompany balances and transactions have been eliminated.

           (c) Unaudited Interim Consolidated Financial Information

           The interim consolidated financial statements of the Company as of  September 30, 2000, and for the nine months ended September 30, 1999 and 2000, are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the SEC relating to interim financial statements. In the opinion of management, all adjustments (consisting of normal and recurring adjustments) necessary for the fair presentation of the financial position and the results of operations and cash flows have been included in such unaudited consolidated financial statements. The results of operations for the nine months ended September 30, 1999 and 2000, are not necessarily indicative of the results to be expected for any future interim period or for the year ending December 31, 2000.

           (d) Use of Estimates

           The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

           (e) Cash Equivalents

           For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments including money market funds and certificates of deposit with original maturities of three months or less to be cash equivalents.

           (f) Financial Instruments and Concentration of Credit Risk

           Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents and accounts receivable. At December 31, 1999, the fair value of these instruments approximated their consolidated financial statement carrying amount because of the short-term maturity of these instruments.

           As of and for the year ended December 31, 1998 (Predecessor Company), one customer accounted for 72% of the Company's revenues and 65% of the accounts receivable balance. As of and for the nine months ended September 30, 1999, four customers, which are entities affiliated with stockholders of the Company, accounted for 43%, 16%, 14%, and 13% of revenues, respectively, and 32%, 21%, 18%, and 6% of the accounts receivable balance, respectively. As of and for the year ended December 31, 1999, four customers, which are entities affiliated with stockholders of the Company, accounted for 35%, 16%, 11% and 10% of the Company's

NEXTVENUE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1998 (Predecessor Company) and 1999

(All information subsequent to December 31, 1999 is unaudited)

revenues, respectively, and 28%, 11%, 7% and 3% of the accounts receivable balance, respectively. As of and for the nine months ended September 30, 2000, four customers, which are entities affiliated with stockholders of the Company, accounted for 19%, 15%, 14%, and 11% of the Company's revenues, respectively, and 21%, 14%, 8%, and 7% of the accounts receivable balance, respectively.

           (g) Property and Equipment

           Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from two to five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

           (h) Goodwill and Intangible Assets

           Goodwill and other intangible assets are stated net of accumulated amortization. Goodwill and intangible assets are being amortized on a straight-line method over a period ranging from two to five years, the expected period of benefit of the related intangibles.

           (i) Impairment of Long-Lived Assets

           The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of Accounting Principles Board ("APB") Opinion No. 17, "Intangible Assets," based upon estimated fair value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less cost to sell.

           (j) Income Taxes

           The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the consolidated financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

NEXTVENUE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1998 (Predecessor Company) and 1999

(All information subsequent to December 31, 1999 is unaudited)

           (k) Stock-Based Compensation

           The Company accounts for stock-based compensation arrangements in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and provide pro forma net earnings (loss) disclosures for employee stock option grants as if the fair-value- based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

           (l) Stock Split

           Effective April 28, 1999, the Company authorized and implemented a 1,500-for-1 stock split in the form of a common stock dividend. Accordingly, all share and per share information in the accompanying consolidated financial statements have been retroactively restated to reflect the effect of the stock split.

           (m) Basic and Diluted Net Loss Per Share

           The Company calculates earnings per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share", and the Securities and Exchange Commission Staff Accounting Bulletin No. 98. Under SFAS No. 128, basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Diluted net loss per share is equal to basic loss per share since all common stock equivalents are anti-dilutive for each of the periods presented.

           Diluted net loss per common share for the year ended December 31, 1999 and for the nine months ended September 30, 1999 and 2000, does not include the effects of options to purchase 555,707, 244,540 and 1,402,500 shares of common stock, respectively, 40,540, 0 and 222,278 common stock warrants, respectively, and, 3,436,648, 0 and 6,893,790 shares of Series A and Series B convertible preferred stock on an "as if" converted basis, respectively, as the effect of their inclusion is anti-dilutive during each period.

NEXTVENUE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1998 (Predecessor Company) and 1999

(All information subsequent to December 31, 1999 is unaudited)

           The unaudited pro forma net loss per share for the year ended December 31, 1999 and the nine months ended September 30, 2000, is computed by dividing the net loss attributable to common stockholders by the sum of the weighted average number of shares of common stock outstanding and the shares resulting from the automatic conversion of all of our outstanding convertible preferred stock, totaling 9,678,655 and 14,325,559, respectively, as if such conversion occurred at the date of original issuance. The number of pro forma weighted average shares used in computing unaudited pro forma basic and diluted net loss per share calculations is as follows:

	December 31,	September 30,
	1999	2000

Actual weighted average shares outstanding	7,935,684	8,289,746
Series A Convertible Preferred Stock	1,742,971	3,436,648
Series B Convertible Preferred Stock	—	2,599,165

Shares used in unaudited pro forma basic and diluted net loss per
share calculation	9,678,655	14,325,559

           (n) Revenue Recognition

           The Company generates revenue from delivering live and on-demand audio and video content over the Internet and providing related services, including capture, production, publishing, hosting and distribution. These service offerings are often bundled whereby the Company agrees to provide many or all of the services in one package. The Company also offers the individual components of the service offerings, such as capturing and producing the content, without hosting and distributing the content. Through September 30, 2000, a majority of the Company's revenues have been generated from bundled service offerings.

           Production services revenues consist of the capture, production and publishing of multimedia content. Capture involves acquiring the content either remotely through various sources or on-site through the recording of events. Production primarily involves the conversion of content into digital format as well as other services such as editing, indexing and media integration. Publishing is the process of transferring a finished piece of digital content to the appropriate server environment. Sales of production services are generally sold under nonrefundable fixed price contracts. The Company recognizes production services revenues that are purchased independently of its media hosting and distribution services as the production services are rendered provided that no significant Company obligations remain and collection of the resulting receivable is probable.

           Media hosting and distribution revenues are generated under noncancelable contracts with fees paid by the customer on a recurring monthly basis. Such amounts are generally based upon the bandwidth provided and the amount of content to be hosted and stored. The Company recognizes media hosting and distribution revenues ratably over the hosting period, which ranges from two weeks to one year providing that no significant company obligations remain and collection of the resulting receivable is probable.

NEXTVENUE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1998 (Predecessor Company) and 1999

(All information subsequent to December 31, 1999 is unaudited)

           Deferred revenues consist of billings in excess of recognized revenues which is recognized ratably over the term of the applicable agreement, which is typically less than one year.

           (o) Comprehensive Loss

           The Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income," in 1999. SFAS No. 130 requires the Company to report in its consolidated financial statements, in addition to its net income (loss), comprehensive income (loss), which includes all changes in equity during a period from non-owner sources including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. Total comprehensive income (loss) (including foreign currency translation effects) is shown in the accompanying consolidated statements of divisional/stockholders' equity and comprehensive loss.

           (p) Segment Reporting

           During 1999, the Company adopted the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes annual and interim reporting standards for operating segments of a company. SFAS No. 131 requires disclosures of selected segment-related financial information about products, major customers and geographic areas. The Company is organized in a single operating segment for purposes of making operating decisions and assessing performance. The chief operating decision maker evaluates performance, makes operating decisions and allocates resources based on financial data consistent with the presentation in the accompanying consolidated financial statements.

           The Company's revenues have been earned primarily from customers in the United States. In addition, all significant operations are based in the United States.

           (q) Product Development Costs

           Product development costs and enhancements to existing products are charged to operations as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and to end when a product is available for general release to customers. To date, completion of a working model of the Company's product and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant. Product development costs are expensed as incurred, except for costs capitalized in accordance with SOP 98-1 beginning in 1999. The Company capitalizes internal-use software that is acquired, internally developed, or modified solely to meet its internal needs provided no substantive plan exists or is being developed to market the software externally. As of December 31, 1999 and September 30, 2000, the Company capitalized costs incurred for development of its proprietary software in the amount of approximately $535,000 and $629,000, respectively.

NEXTVENUE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1998 (Predecessor Company) and 1999

(All information subsequent to December 31, 1999 is unaudited)

           (r) Advertising Expenses

           The Company expenses the cost of advertising and promoting its service as incurred. Advertising expenses are included in sales and marketing in the Company's consolidated statement of operations.

           (s) Deferred Offering Costs

           In connection with the Company's proposed filing of an initial public offering ("IPO") during 2000, specific incremental costs directly associated with the filing were initially deferred. These costs, which totaled $594,000 were written off in connection with the Company's withdrawal of its IPO during the third quarter of 2000.

           (t) Recent Accounting Pronouncements

           In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. Subsequently, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities Deferral of the Effective Date of SFAS No. 133," which deferred the effective date of SFAS No. 133. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its consolidated financial statements.

           In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101") which summarizes certain of the SEC staffs views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company will be required to adopt the accounting provisions of SAB No. 101, no later than the fourth quarter of 2000. The Company does not believe that the implementation of SAB No. 101 will have a significant effect on its results of operations.

           In March 2000, the FASB issued Interpretation No. 44, "Accounting For Certain Transactions Involving Stock Compensation" ("FIN No. 44") which provides guidance for applying APB Opinion No. 25, "Accounting For Stock Issued to Employees." With certain exceptions, FIN No. 44 applies prospectively to new awards, exchanges of awards in a business combination, modifications to outstanding awards and changes in grantee status on or after July 1, 2000. The Company adopted FIN No. 44 in the third quarter of 2000, and its effects were not significant.

           In March 2000, the Emerging Issues Task Force ("EITF") of the FASB reached a consensus on Issue No. 00-2, "Accounting for Web Site Development Costs" which provides guidance on when to capitalize versus expense costs incurred to develop a web site. The consensus is effective for web site development costs in quarters beginning after June 30, 2000. The Company adopted EITF Issue No. 00-2 in the third quarter of 2000, and its effects were not significant.

NEXTVENUE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1998 (Predecessor Company) and 1999

(All information subsequent to December 31, 1999 is unaudited)

(2)  Property and Equipment

           Property and equipment are stated at cost and consist of the following (in thousands):

	Predecessor
	Company
	December 31,	December 31,	September 30,
	1998	1999	2000

			(unaudited)

Production computer equipment	$1,114	$686	$1,521
Operations equipment, including computer software of $535 in
1999 and $629 in 2000	1,091	1,072	2,207
Computer and office equipment	10	175	465
Leasehold improvements	—	3,261	4,738
Equipment acquired under capital leases	—	1,615	5,000

	2,215	6,809	13,931

Less accumulated depreciation and amortization, including amount
relating to capital leases of $0, $90 and $1,244, respectively	443	670	2,904

Total	$1,772	$6,139	$11,027

(3)  Leases

           The Company leases certain computer and office equipment under capital leases, and office space under noncancelable operating leases expiring at various dates through 2010.

NEXTVENUE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1998 (Predecessor Company) and 1999

(All information subsequent to December 31, 1999 is unaudited)

           Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1999 are as follows (in thousands):

Year ending December 31	Capital	Operating
	leases	leases

2000	$733	$945
2001	610	1,046
2002	423	1,001
2003	—	880
2004	—	880
Thereafter	—	4,860

Total minimum payments	1,766	$9,612

Less amount representing interest of a weighted average interest rate of 11.2%	306

Present value of net minimum lease payments	1,460
Less current portion of capital lease obligations	562

Capital lease obligations, less current portion	$898

           Rent expense for the year ended December 31, 1999 and the nine months ended September 30, 1999 and 2000 was approximately $633,000, $341,000 and $1,014,000, respectively. There was no rent expense for the period ended December 31, 1998.

           The lease includes scheduled base rent increases over the term of the lease. The total amount of the base rent payments is being charged to expense on the straight-line method over the term of the lease. The Company has recorded a deferred credit to reflect the excess of rent expense over cash payments since inception of the lease.

           At December 31, 1999, and September 30, 2000, the Company has a standby letter of credit of approximately $844,000 in connection with its operating lease. The Company is required to maintain an equivalent dollar amount in a restricted cash account, which is included in security deposits.

           During the nine months ended September 30, 2000, the Company entered into six non-cancelable operating leases for office facilities. Four of the leases expire in 2001, with the other two expiring in 2004 and 2007, respectively. The aggregate annual lease payments are approximately $536,000.

           During the nine months ended September 30, 2000, the Company entered into various capital leases for computer and office equipment. These leases expire in 2002 and the total lease obligations are approximately $3.4 million.

NEXTVENUE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1998 (Predecessor Company) and 1999

(All information subsequent to December 31, 1999 is unaudited)

(4)  Stock Option Plan

           The Company established the NextVenue Inc. 1999 Stock Option Plan (the "Plan") to provide nonqualified stock options to employees, officers, directors and independent contractors of the Company and its subsidiary. The Company has currently reserved 1,500,000 shares of common stock for issuance pursuant to the Plan. Options granted under the Plan are for periods not to exceed ten years.

           The following transactions occurred with respect to the Company's 1999 Plan:

		Weighted
		average
	Options	exercise price

Balance at December 31, 1998	—	$—
Granted	594,707	2.47
Canceled	(39,000)	2.47

Balance at December 31, 1999	555,707	2.47
Granted (unaudited)	1,067,750	7.94
Canceled (unaudited)	(213,168)	4.72
Exercised (unaudited)	(7,789)	2.47

Balance at September 30, 2000 (unaudited)	1,402,500	6.29

           The following table summarizes information concerning outstanding options at December 31, 1999:

	Options outstanding

		Weighted
		average
		remaining
Exercise	Number	contractual
price	outstanding	life

$2.47	555,707	9.59

           As of December 31, 1999, no options were exercisable. The weighted average fair value of options granted during 1999 was $2.47 per share. As of September 30, 2000, 74,333 options were exercisable.

NEXTVENUE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1998 (Predecessor Company) and 1999

(All information subsequent to December 31, 1999 is unaudited)

           During 1999, the Company granted options to purchase 594,707 shares of common stock at a weighted average exercise price of $2.47 to employees, certain of which were granted at less than the deemed fair value of the common stock on the date of grant. For the year ended December 31, 1999, the Company recorded deferred compensation of approximately $1,132,000 and amortization of deferred compensation of $76,000 in connection with these options.

           During the period from January 1, 2000 through September 30, 2000, the Company granted options to purchase 1,067,750 shares of common stock at a weighted average exercise price of $7.94 to employees, certain of which were granted at less than the deemed fair value of the common stock on the date of grant. For the period from January 1, 2000 through September 30, 2000, the Company recorded deferred compensation of approximately $519,000. The Company also recorded amortization of deferred compensation of approximately $659,000 in connection with its 1999 and 2000 option grants, net of forfeitures. The unamortized deferred compensation of approximately $916,000 at September 30, 2000 will be amortized over the remaining vesting period for these options.

           Pro forma information regarding net loss is required by SFAS No. 123 which also requires that the information be determined as if the Company has accounted for its stock options under the fair value method of the statement. The fair value for these options was estimated using the Black-Scholes method with the following assumptions:

Average risk-free interest rate	5.63%
Dividend yield	0.0%
Average life	5 years

           The Company applies APB No. 25 and related interpretations in accounting for its stock options issued to employees. Accordingly, except as mentioned above, no compensation expense has been recognized relating to these stock option grants. Had compensation cost for the Company's stock option grants been determined based on the fair value at the grant date for awards consistent with the method of SFAS No. 123, the Company's net loss for 1999 presented below would have increased the pro forma amounts indicated below. The Company did not have any employee stock options outstanding prior to January 1, 1999:

1999

Net loss attributable to common stockholders:
As reported	$(5,770,000)

Pro forma	$(5,828,000)

Basic and diluted net loss per share attributable to common stockholders:
As reported	$(0.73)

Pro forma	$(0.73)

NEXTVENUE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1998 (Predecessor Company) and 1999

(All information subsequent to December 31, 1999 is unaudited)

(5)  Warrants

           On December 30, 1999, the Company granted warrants to purchase an aggregate of 40,540 shares of common stock at an exercise price of $2.96 per share to a lessor for services performed. These warrants are exercisable for a period of ten years. The Company recorded deferred financing costs of $241,000 in connection with the issuance of the fully vested options using the Black-Scholes pricing model to value the warrants with a 45% volatility factor and a deemed fair value of $7.32. The deferred financing cost is being amortized as interest expense over the three-year life of the related lease.

           In March 2000, the Company granted 181,738 warrants in connection with the Series B Convertible Preferred Stock offering (see notes 7 and 8).

(6)  Income Taxes

           There is no provision for Federal, state or local income taxes for all periods presented since the Company has incurred losses since inception.

           The tax effect of temporary differences that give rise to deferred tax assets and liabilities consisted of the following at December 31, 1999:

Deferred tax assets:
Net operating loss carryforward	$1,689,000
Expenses not currently deductible for tax purposes, net	337,000

Gross deferred tax assets	2,026,000
Less valuation allowance	2,026,000

Net deferred tax assets	$—

           In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences or net operating loss carryforwards become deductible. Management considers projected future taxable income and tax planning strategies which can be implemented by the Company in making this assessment. Based upon the Company's historical operating loss, the Company has established a valuation allowance of $2,026,000 at December 31, 1999.

NEXTVENUE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1998 (Predecessor Company) and 1999

(All information subsequent to December 31, 1999 is unaudited)

           At December 31, 1999, the Company had tax operating loss carryforwards of approximately $4,400,000, of which $4,000,000 relates to domestic net operating loss carryforwards which expire in 2019 and $400,000 relates to international net operating loss carryforwards which may be carried forward indefinitely.

           Under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), the utilization of net operating loss carryforwards may be limited under the change in stock ownership rules of the Code. The Company has not yet determined whether an ownership change has occurred.

(7)  Capitalization

           In November 1998, the Company issued 6,000,000 shares of common stock to its founders. Total proceeds amounted to $100,000 (see note 1).

           In January 1999, the Company issued 1,425,000 shares of common stock in connection with its acquisition of IDV's Production Services Business. In May 1999, the Company issued 54,765 additional shares of common stock to IDV under an anti-dilution provision. The transaction resulted in a noncash transfer of assets of approximately $2,660,000, plus transaction costs of $122,000.

           In May 1999, the Company completed a private placement of 808,623 shares of common stock at $2.47 per share. Total proceeds amounted to approximately $2,000,000.

           In May 1999, the Company completed a private placement of 2,628,025 shares of Series A Convertible Preferred Stock ("Series A") at a price of $2.47 per share. Total proceeds, net of issuance costs of $112,000, were approximately $6,388,000.

           In December 1999, the Company issued 808,623 shares of Series A at $2.47 per share. Total proceeds, net of issuance costs of $44,000, were approximately $1,956,000. The difference between the price of the Series A of $2.47 and $7.03 (the deemed fair value of the common stock into which the Series A is convertible on the date of issuance), or $4.56, multiplied by the number of shares of Series A represents the intrinsic value of the beneficial conversion feature, which totaled $3.7 million. However, as the intrinsic value of the beneficial conversion feature is greater than the $2.0 million in gross proceeds received from the Series A issuance, the amount of the discount attributed to the beneficial conversion feature is limited to the $2.0 million of gross proceeds received. The $2.0 million beneficial conversion feature was recorded in December 1999 as a non-cash preferred stock dividend because the Series A preferred stock is immediately convertible at the option of the preferred stockholders.

           In March 2000, the Company completed a private placement of 3,457,142 shares of Series B Convertible Preferred Stock ("Series B") at a price of $8.75 per share. As part of the Series B private placement, a $1 million note payable was exchanged for 114,285 shares of Series B (see note 8). Total proceeds, net of issuance costs of $2,006,000, were approximately $28,244,000. The Company also issued 181,738 warrants to purchase common stock to the private placement agent as part of its transaction closing costs. These warrants are exercisable at a price of $8.75 per common share and have a term of 5 years.

NEXTVENUE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1998 (Predecessor Company) and 1999

(All information subsequent to December 31, 1999 is unaudited)

           Each share of Series A and Series B shall automatically be converted on a one-for-one basis into shares of common stock either at the option of the shareholder or upon the closing of an underwritten initial public offering, as defined. In the event of any liquidation or winding up of the Company, holders of the Series A and Series B are entitled, on a pro rata basis, in preference to the holders of the common stock, an amount equal to two times the applicable purchase price per share.

(8)  Related Party Transactions

           Loans from Stockholder

           In November 1998, the Company's Chairman and principal stockholder loaned the Company $1 million (see note 1). The principal balance is due and payable in November 2008. Interest is payable annually on or before December 1 at 5.04%. The Company recorded interest expense of approximately $54,000, $38,000 and $10,000 for the year ended December 31, 1999 and the nine months ended September 30, 1999 and 2000, respectively. The loan was exchanged for 114,285 shares of Series B Convertible Preferred Stock as part of a private offering in March 2000 (see note 7).

           Transactions with Interactive Desktop Video, LLC

           In connection with the acquisition of the Production Services Business, the Company entered into two three-year agreements with IDV. First, for the master production services agreement, the Company will retrieve certain CNBC and IDV topics or shows, encode the files, and distribute them over the Internet for a fee of $30,000 per month. Revenue from this contract for the year ended December 31, 1999 and the nine months ended September 30, 1999 and 2000 was approximately $345,000, $255,000 and $270,000, respectively. Second, for the master hosting and network services agreement, the Company will provide web server hosting and co-location with a minimum of 10 mbps of bandwidth. The Company has agreed to provide this service at no charge. The present value of the estimated costs to fulfill the service obligations of the master hosting and network services agreement was recorded as a liability at the time of the purchase and is being amortized ratably over the three-year term of the agreement against such costs. Approximately $102,000, $76,000 and $76,000 was credited against the liability for the year ended December 31, 1999 and the nine months ended September 30, 1999 and 2000, respectively, related to the master hosting and network services agreement.

           The Company leased space from IDV through January 15, 2000. Rent expense related to this lease amounted to approximately $148,000, $108,000 and $9,000 for the year ended December 31, 1999 and the nine months ended September 30, 1999 and 2000, respectively. In addition, IDV provides certain services to the Company. These services amounted to approximately $18,000, $11,000 and $9,000 for the year ended December 31, 1999 and for the nine months ended September 30, 1999 and 2000, respectively. During the nine months ended September 30, 2000, the Company purchased equipment from IDV at fair value for $78,000. In addition, during the nine months ended September 30, 2000, the Company provided production services of approximately $80,000 to IDV.

NEXTVENUE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1998 (Predecessor Company) and 1999

(All information subsequent to December 31, 1999 is unaudited)

           Transactions with Stockholder Affiliates

           On January 15, 1999, the Company entered into a consulting agreement with Cerberus Corp., an entity whose owner is a founder and director of the Company. The agreement requires the Company to pay approximately $8,000 per month in exchange for consulting and advisory services. The agreement had an initial term of one year, which expired in January 2000, and the agreement is currently continuing in effect on a month-to-month basis. The Company recorded consulting expense in the amount of approximately $92,000, $66,000 and $75,000 for the year ended December 31, 1999 and the nine months ended September 30, 1999 and 2000, respectively.

           The Company provides hosting services to PowerAdz.com. A board member of the Company is on the board of directors of PowerAdz.com. Revenues from PowerAdz.com for the year ended December 31, 1999 and the nine months ended September 30, 1999 and 2000 were approximately $41,000, $26,000 and $88,000, respectively.

(9)  Employee Benefit Plan

           Effective July 1, 1999, the Company established a retirement savings plan under the provisions of Section 401(k) of the Internal Revenue Code. The plan covers all employees employed on the effective date of the plan or upon the attainment of age of 21. The Company does not match employee contributions.

(10)  Valuation and Qualifying Accounts

		Additions
	Balance at	charged to		Balance
	beginning	costs and	Deductions/	at end
	of period	expenses	write-offs	of period

For the year ended December 31, 1998 (Predecessor Company):
Allowance for doubtful accounts	$—	$—	$—	$—

For the year ended December 31, 1999:
Allowance for doubtful accounts	$—	$15,000	$—	$15,000

For the nine months ended September 30, 2000 (unaudited):
Allowance for doubtful accounts	$15,000	$199,000	$—	$214,000

NEXTVENUE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1998 (Predecessor Company) and 1999

(All information subsequent to December 31, 1999 is unaudited)

(12)  Subsequent Events - Unaudited

           In connection with the Company's proposed filing of an initial public offering ("IPO") during 2000, specific incremental costs directly associated with the filing were initially deferred. These incremental costs, which totaled $594,000 were written off in connection with the Company's withdrawal of its IPO during the third quarter of 2000.

           On October 3, 2000, iBEAM Broadcasting Corporation (“iBEAM”) acquired NextVenue. The stock-for-stock acquisition was completed pursuant to an Agreement and Plan of Reorganization, dated July 25, 2000 (the “Merger Agreement”), providing for the merger of NextVenue with and into iBEAM. Upon completion of the acquisition, iBEAM issued an aggregate of 19,559,413 shares of its common stock to the stockholders of NextVenue and assumed 2,062,208 options and warrants to purchase iBEAM common stock. Pursuant to the terms of the Merger Agreement, each share of NextVenue common stock was exchanged for 1.27775 shares of iBEAM’s common stock. Upon the closing of the acquisition, warrants to purchase 10,841 shares of common stock were cancelled upon the cashless exercise of warrants to purchase 29,699 shares of common stock.

         During the third quarter of 2000, the Company expensed $1,400,000 of merger related costs in connection with the iBeam transaction.

iBEAM BROADCASTING CORPORATION

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

OVERVIEW

          On October 3, 2000, iBEAM Broadcasting Corporation ("iBEAM" or the "Company") acquired NextVenue Inc. ("NextVenue") in a $315.6 million purchase business combination. NextVenue provides streaming media services to the financial services and corporate enterprise markets. Under the terms of the Acquisition Agreement, all issued and outstanding shares of NextVenue were exchanged for 19,597,360 shares of iBEAM's common stock with a value of approximately $292.4 million. In addition, based on an exchange ratio of approximately 1.27775 shares of iBEAM for every share of NextVenue, all of NextVenue's outstanding options and warrants were converted into options and warrants to purchase 2,024,261 shares of common stock. The fair value of the options and warrants of approximately $22.6 million was determined using the Black-Scholes option pricing model and is included as a component of the purchase price. The Company anticipates incurring approximately $0.6 million in acquisition related expenses, which consist primarily of financial advisory, accounting and legal fees.

          The purchase price will be allocated to the assets acquired, including tangible and intangible assets, and liabilities assumed based upon the fair value of such assets and liabilities on the date of acquisition. The preliminary allocation of cost to assets and liabilities was based on management estimates of their fair value and an independent appraisal of certain intangible assets, with the excess cost over the net assets acquired allocated to goodwill. NextVenue's tangible assets received and liabilities assumed as of September 30, 2000 were used for the purpose of calculating the pro forma adjustments as they approximate fair value at such date. The purchase price has been preliminarily allocated as follows (in thousands):

Tangible assets received	$34,417
Purchased technology	2,900
Assembled workforce	3,500
Unearned stock-based compensation	1,531
Goodwill	282,819
Liabilities assumed	(9,611)

$315,556

          The tangible assets consist primarily of cash and cash equivalents, accounts receivable and property and equipment. The liabilities assumed consist primarily of accounts payable, accrued liabilities and capital lease obligations. The amounts allocated to purchased technology and assembled workforce are being amortized over their estimated useful lives of five years. The unearned stock-based compensation relates to the intrinsic value of the unvested options assumed at the closing date and will be amortized as the options vest. The  purchase price in excess of net identifiable tangible and intangible assets is recorded as goodwill and is amortized over five years.

          The acquisition was a tax-free exchange of stock; therefore, the differences between the recognized fair values of acquired assets, including tangible and intangible assets, and their historical tax bases are not deductible for tax purposes.

     iBEAM BROADCASTING CORPORATION
 UNAUDITED PRO FORMA COMBINED BALANCE SHEET
September 30, 2000
(in thousands)

			Pro Forma
	Historical	Historical
	iBEAM	Next Venue	Adjustments		Combined

ASSETS
Current Assets:
Cash and cash equivalents	$88,718	$19,107	$—		$107,825
Short-term investments	—	—	—		—
Accounts receivable, net	4,760	2,734	—		7,494
Due from iBEAM Asia	—	—	—		—
Prepaid expenses and other current assets	7,265	341	—		7,606

Total current assets	100,743	22,182	—		122,925
Property and equipment, net	57,541	11,027	—		68,568
Goodwill and acquired intangible assets	96,667	1,643	287,576	(A)	385,886
Other assets	3,937	1,208	—		5,145

	$258,888	$36,060	$287,576		$582,524

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilitites:
Accounts payable	$4,221	$2,007	$—		$6,228
Accrued liabilities	6,673	2,729	556	(A)	9,958
Deferred revenue	317	590	—		907
Current portion of capital lease obligations	5,643	1,642	—		7,285

Total current liabilities	16,854	6,968	556		24,378
Capital lease obligations, net of current portion	12,020	2,643	—		14,663

Total liabilities	28,874	9,611	556		39,041

Stockholders' equity:
Preferred stock	—	69	(69	)(A)	—
Common stock	11	83	(81	)(A)	13
Additional paid-in capital	382,455	45,095	269,903	(A)	697,453
Stockholders' note receivable	(2,076)	—	—		(2,076)
Unearned stock-based compensation	(14,699)	(916)	(615	)(A)	(16,230)
Accumulated other comprehensive loss	(71)	(46)	46	(A)	(71)
Accumulated deficit	(135,606)	(17,836)	17,836	(A)	(135,606)

Total stockholders' equity	230,014	26,449	287,020		543,483

	$258,888	$36,060	$287,576		$582,524

See accompanying notes to unaudited pro forma combined financial information.

iBEAM BROADCASTING CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2000
(in thousands, except per share data)

	iBEAM

	Historical iBEAM	Historical webcasts	Adjust- ments		Pro Forma iBEAM	Historical Next Venue	Adjust- ments		Pro Forma Combined

Revenue	$9,072	$1,984	$—		$11,056	$8,534	$—		$19,590

Operating costs and expenses:
Cost of revenue	30,812	2,764	—		33,576	6,256	—		39,832
Engineering and development	13,584	436	—		14,020	1,762	—		15,782
Selling, general and administrative	32,739	3,270	—		36,009	10,097	—		46,106
Amortization of goodwill and intangibles	14,521	191	10,383	(B)	25,095	430	42,953	(C)	68,478
Write-off of offering and merger related costs	—	—	—		—	1,994	—		1,994
Amortization of stock-based compensation	10,691	423	—		11,114	659	—		11,773

Total costs and operating expenses	102,347	7,084	10,383		119,814	21,198	42,953		183,965

Loss from operations	(93,275)	(5,100)	(10,383)		(108,758)	(12,664)	(42,953)		(164,375)
Other income (expense), net	2,660	(302)	—		2,358	598	—		2,956

Net loss	(90,615)	(5,402)	(10,383)		(106,400)	(12,066)	(42,953)		(161,419)

Dividends and accretion related to preferred stock and redeemable warrants	(10,796)	(1,260)	—		(12,056)	—	—		(12,056)

Net loss attributable to common stock	$(101,411)	$(6,662)	$(10,383)		$(118,456)	$(12,066)	$(42,953)		$(173,475)

Net loss per share attributable to common stock:
Basic and diluted	$(1.85)								$(2.21)

Weighted average common shares
outstanding	54,700								78,500

See accompanying notes to unaudited pro forma combined financial information.

iBEAM BROADCASTING CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
 Year Ended December 31, 1999
 (in thousands, except per share data)

	iBEAM

		Webcasts.com

	Historical iBEAM	Historical Webcasts	Historical Rock Island Group	Adjust- ments		Pro Forma Webcasts	Adjust- ments		Pro Forma iBEAM	Historical NextVenue	Adjust- ments		Pro Forma Combined

Revenue	$149	$2,431	$2,648	$(174	)(D)	$4,905	$—		$5,054	$3,361	$—		$8,415

Operating costs and expenses:
Cost of services	7,488	1,800	1,913	(174	)(D)	3,539	—		11,027	2,087	—		13,114
Engineering and development	4,202	235	35	—		270	—		4,472	652	—		5,124
Sales, general and administrative	13,234	4,449	1,892	28	(E)	6,369	—		19,603	3,858	—		23,461
Amortization of goodwill and intangibles	—	97	—	476	(F)	573	31,149	(B)	31,722	574	57,270	(C)	89,566
Amortization of stock-based compensation	5,393	33	—	—		33			5,426	76			5,502

Total operating expenses	30,317	6,614	3,840	330		10,784	31,149		72,250	7,247	57,270		136,767

Loss from operations	(30,168)	(4,183)	(1,192)	(504)		(5,879)	(31,149)		(67,196)	(3,886)	(57,270)		(128,352)
Other income (expense), net	200	(86)	(472)	468	(G)	(90)	—		110	116	—		226

Net loss	(29,968)	(4,269)	(1,664)	(36)		(5,969)	(31,149)		(67,086)	(3,770)	(57,270)		(128,126)

Dividends and accretion related to preferred stock and redeemable warrants	—	(1,797)	—	—		(1,797)	—		(1,797)	(2,000)	—		(3,797)

Net loss attributable to common stock	$(29,968)	$(6,066)	$(1,664)	$(36)		$(7,766)	$(31,149)		$(68,883)	$(5,770)	$(57,270)		$(131,923)

Net loss per share attributable to common stock:
Basic and diluted	$(3.43)												$(3.60)

Weighted average common shares outstanding	8,726												36,667

See accompanying notes to unaudited pro forma combined financial information.

iBEAM BROADCASTING CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1.  Basis of presentation

          On April 28, 2000, iBEAM completed its acquisition of all the outstanding capital stock of webcasts.com, Inc. ("webcasts"). The webcasts acquisition was accounted for using the purchase method of accounting and, accordingly, the net assets and results of operations of webcasts have been included in the financial statements of iBEAM since the acquisition date. Furthermore, on October 15, 1999, webcasts completed its acquisition of all the outstanding capital stock of The Rock Island Group, Inc. ("RIG"). The RIG acquisition was accounted for using the purchase method of accounting and, accordingly, the net assets and results of operations of RIG have been included in the consolidated financial statements of webcasts since the acquisition date.

          The unaudited pro forma combined balance sheet gives effect to the October 3, 2000 acquisition of NextVenue as if it occurred on September 30, 2000 and combines the balance sheet of iBEAM as of September 30, 2000 and the consolidated balance sheet of NextVenue as of September 30, 2000.

          The unaudited pro forma statement of operations for the nine months ended September 30, 2000 gives effect to the NextVenue acquisition as if it had occurred on January 1, 2000 and presents the unaudited pro forma statement of operations of iBEAM for the nine months ended September 30, 2000 combined with the unaudited statement of operations of NextVenue for the nine months ended September 30, 2000. The unaudited pro forma statement of operations of iBEAM includes the unaudited historical results of operations of iBEAM for the nine months ended September 30, 2000 combined with the unaudited results of operations of webcasts for the period from January 1, 2000 to April 27, 2000 as if the webcasts acquisition occurred on January 1, 2000.

          The unaudited pro forma statement of operations for the year ended December 31, 1999 gives effect to the NextVenue acquisition as if it had occurred on January 1, 1999 and presents the unaudited pro forma statement of operations of iBEAM for the year ended December 31, 1999 combined with the statement of operations of NextVenue for the year ended December 31, 1999. The unaudited pro forma statement of operations of iBEAM includes the historical results of operations of iBEAM and webcasts for the year ended December 31, 1999 combined with the results of operations of RIG for the period from January 1, 1999 to October 14, 1999 as if the RIG acquisition occurred on January 1, 1999.

          The unaudited pro forma combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the dates indicated, nor is it necessarily indicative of the future operating results or the financial position of the combined companies.

2. Pro forma adjustments

          The following adjustments were applied to iBEAM's historical financial statements and those of webcasts.com and NextVenue to arrive at the pro forma combined financial information:

(A)	To reflect the issuance of common stock and the assumption of options and warrants to purchase common stock in connection with the acquisition of NextVenue, to record the assets and liabilities at their fair value and unearned stock-based compensation related to unvested options, and to reflect the anticipated acquisition related expenses of approximately $0.6 million.

iBEAM BROADCASTING CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION—
(Continued)

(B)	To record the additional amortization of goodwill and intangibles related to the webcasts acquisition as if the transaction occurred on January 1, 2000.

(C)	To reflect the amortization of goodwill and other intangibles related to the NextVenue acquisition over their estimated useful lives as follows:
			Amortization Expenses
		Amortization
	Amount	Period	September 30, 2000	December 31, 1999

Goodwill	$282,819	5 years	$42,423	$56,564
Purchased technology	2,900	5 years	435	580
Assembled workforce	3,500	5 years	525	700

The adjustment to goodwill and amortization expense are shown net of amounts included in the historical NextVenue financial statements.

(D)	To eliminate revenue related to product sales to RIG prior to Webcasts' acquisition of
RIG. Additionally, the related cost of revenue recognized by RIG has been eliminated.

(E)	To reflect additional depreciation expense on the fair value of tangible assets acquired.

(F)	To record the additional amortization of goodwill related to the acquisition of RIG as if the transaction occurred on January 1, 1999.

(G)	To reduce interest expense, resulting from the settlement of notes payable in connection with the acquisition of RIG as if the settlement occurred on January 1, 1999.